As filed with the Securities and Exchange Commission on July 9, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Navigator Holdings Ltd.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21 Palmer Street

London, SW1H 0AD, United Kingdom

+44 20 7340 4850

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Navigator Holdings Ltd. 2013 Long-Term Incentive Plan

(Full title of the plan)

Niall Nolan

Chief Financial Officer

21 Palmer Street

London, SW1H 0AD, United Kingdom

Telephone: +44 20 7340 4850

Facsimile: +44 20 7340 4858

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mike Rosenwasser

E. Ramey Layne

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, NY 10103

Telephone: (212) 237-0000

Facsimile: (212) 237-0100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Navigator Holdings Ltd. 2013 Long-Term Incentive Plan	Common stock, par value $0.01 per share	3,000,000 shares	$28.31	$84,930,000	$10,939

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of common stock (the “Common Stock”) as may become issuable pursuant to the adjustment provisions of the Navigator Holdings Ltd. 2013 Long-Term Incentive Plan.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price, and amount of registration fee are based on the average of the high and low price of the Common Stock of Navigator Holdings Ltd., as reported on the New York Stock Exchange on July 7, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Navigator Holdings Ltd. (the “Registrant”) will send or give to all participants in the Navigator Holdings Ltd. 2013 Long-Term Incentive Plan (the “Plan”) document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3 Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s latest annual report on Form 20-F (File No. 001-36202), filed with the Commission on March 17, 2014;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registration document referred to in (a) above; and

(c)	The description of the Registrant’s Common Stock included in the Registrant’s Form 8-A (File No. 001-36202), filed with the Commission on November 15, 2013, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 6-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The articles of incorporation of the Registrant provide that every director and officer of the Registrant shall be indemnified out of the funds of the Registrant as follows:

The Registrant shall indemnify, to the fullest extent now or hereafter permitted or required by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that the person is or was or has agreed to become a director or officer of the Registrant, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by or in the right of the Registrant to procure judgment in its favor by reason of the fact that the person is or was or has agreed to become a director or officer of the Registrant, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person or in connection with the defense or settlement of such action, suit or proceeding, if he or she was acting in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant unless and only to the extent that the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

Section 60 of the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands provides as follows with respect to the indemnification of directors and officers:

Actions not by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Actions by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

The Plan also provides that the committee administering the plan and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant, any of its subsidiaries, or the Registrant’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan. Members of the committee and any officer or employee of the Registrant or any of its subsidiaries acting at the direction or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of Navigator Holdings Ltd. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form F-1 Registration Statement, filed on November 6, 2013 (File No. 333-191784)).

4.2	Navigator Holdings Ltd. Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Form F-1 Registration Statement, filed on November 4, 2013 (File No. 333-191784)).

4.3	Navigator Holdings Ltd. 2013 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form F-1 (File No. 333-191784), filed on November 6, 2013).

4.4*	Form of Stock Option Agreement (US).

4.5*	Form of Restricted Stock Agreement for Directors.

4.6*	Form of Notice of Restricted Stock Grant for Directors.

4.7*	Form of Nonqualified Stock Option Agreement (UK).

4.8*	Company Share Option Plan (UK Sub Plan).

4.9*	Form of Incentive Option Agreement (UK).

5.1*	Opinion of Watson, Farley & Williams LLP as to the legality of the securities being registered.

23.1*	Consent of Watson, Farley & Williams LLP (included in Exhibit 5.1 to this Registration Statement).

23.2*	Consent of KPMG, LLP.

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on July 9, 2014.

NAVIGATOR HOLDINGS LTD

By:	/S/ DAVID J. BUTTERS
	Name:	David J. Butters
	Title:	Chairman of the Board of Directors, President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David J. Butters and Niall Nolan, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on July 9, 2014.

Signature	Title

/s/ DAVID J. BUTTERS	Chairman of the Board of Directors, President and Chief Executive Officer
David J. Butters	(Principal Executive Officer)

/s/ NIALL NOLAN	Chief Financial Officer
Niall Nolan	(Principal Financial Officer)

/s/ DR. HEIKO FISCHER	Director
Dr. Heiko Fischer

/s/ DAVID KENWRIGHT	Director
David Kenwright

/s/ SPIROS MILONAS	Director
Spiros Milonas

/s/ ALEXANDER OETKER	Director
Alexander Oetker

/s/ WILBUR L. ROSS, JR.	Director
Wilbur L. Ross, Jr.

/s/ FLORIAN WEIDINGER	Director
Florian Weidinger

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of Navigator Holdings Ltd. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form F-1 Registration Statement, filed on November 6, 2013 (File No. 333-191784)).

4.2	Navigator Holdings Ltd. Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Form F-1 Registration Statement, filed on November 4, 2013 (File No. 333-191784)).

4.3	Navigator Holdings Ltd. 2013 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form F-1 (File No. 333-191784), filed on November 6, 2013).

4.4*	Form of Stock Option Agreement (US).

4.5*	Form of Restricted Stock Agreement for Directors.

4.6*	Form of Notice of Restricted Stock Grant for Directors.

4.7*	Form of Nonqualified Stock Option Agreement (UK).

4.8*	Company Share Option Plan (UK Sub Plan).

4.9*	Form of Incentive Option Agreement (UK).

5.1*	Opinion of Watson, Farley & Williams LLP as to the legality of the securities being registered.

23.1*	Consent of Watson, Farley & Williams LLP (included in Exhibit 5.1 to this Registration Statement).

23.2*	Consent of KPMG, LLP.

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.